UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): December 5, 2006

UNIFIED WESTERN GROCERS, INC.

(Exact name of registrant as specified in its charter)

California	000-10815	95-0615250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5200 Sheila Street, Commerce, CA 90040

(Address of principal executive offices) (Zip Code)

(323) 264-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2006, Unified Western Grocers, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended Agreement”), among the Company, other credit parties as identified therein, Bank of Montreal, Chicago Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wells Fargo Bank, as Documentation Agent, BMO Capital Markets, as Lead Arranger and Book Runner, General Electric Capital Corporation, Union Bank of California, N.A., and PNC Bank National Association. The Amended Agreement provides for a revolving credit facility with total commitments in the principal amount of $225,000,000. Borrowings under the Agreement may be made as revolving loans, swing line loans or letters of credit.

The aggregate commitments under the Amended Agreement may be increased from time to time, either through any of the existing Lenders increasing its commitment or by means of the addition of new lenders, up to a maximum commitment of $300,000,000. While the consent of the lenders as a group is not required to any such increase, no individual lender is required to increase its own commitment to the Amended Agreement.

The credit facility expires on January 31, 2012, and is intended to refinance existing indebtedness, to finance capital expenditures, to finance working capital needs, to finance certain acquisitions and for general corporate purposes. The Amended Agreement amends and restates a credit agreement, dated December 5, 2003, between the Company, certain credit parties identified therein, certain lenders and Harris Bank, as Administrative Agent.

The Company’s obligations under the Amended Agreement are guaranteed by certain of the Company’s subsidiaries, excluding its finance and insurance subsidiaries, and are secured by grants of security interests in all of the accounts receivables and inventory of the Company and certain of its subsidiaries. The obligations are also senior to the rights of members with respect to partially subordinated patrons’ deposit accounts and patronage dividend certificates.

The credit facility provides for loans which bear interest at either the Base Rate or the LIBOR rate, in each case, plus a margin based upon the total funded debt to EBITDAP (as defined in the Amended Agreement (the “Leverage Ratio”)). LIBOR Rate Loans (and letters of credit issued under the Amended Agreement) will bear interest margins of between 0.75% per annum and 1.75% per annum, based upon the Leverage Ratio of the Company. Base Rate Loans will bear interest margins of between 0.00% per annum and 0.25% per annum, again dependant upon the Company’s Leverage Ratio from time to time. Undrawn portions of the commitments under the Amended Agreement bear commitment fees at rates of between 0.15% per annum and 0.35% per annum, also dependant upon the Company’s Leverage Ratio.

The Amended Agreement contains certain financial and non-financial covenants, which include, but are not limited to, a maximum Leverage Ratio, a tangible net worth covenant, a fixed charge coverage ratio covenant, restrictions on indebtedness, liens, except permitted liens, and investments. The Amended Agreement limits distributions to shareholders (including the repurchase of shares) to permitted redemptions and prohibits all distributions and payments on patronage certificates when an event of default has occurred and is continuing. Events of default include, but are not limited to, the failure to pay amounts due to lenders, violation of covenants, the making of false representations and warranties and specified insolvency-related events, subject to specified thresholds, cure periods and/or exceptions.

Copies of the Amended Agreement and the security agreement are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by this reference. The foregoing description of the Amended Agreement and the grants of the security interests does not purport to be complete and is qualified in its entirety by reference to the exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The terms of the direct financial obligation are summarized in Item 1.01 of this Form 8-K and are incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Amended and Restated Credit Agreement, dated as of December 5, 2006, by and among Unified Western Grocers, Inc., other credit parties as identified therein, Bank of Montreal, Chicago Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wells Fargo Bank, as Documentation Agent, BMO Capital Markets, as Lead Arranger and Book Runner, General Electric Capital Corporation, Union Bank of California, N.A., and PNC Bank National Association.

99.2	Amended and Restated Security Agreement, dated as of December 5, 2006, by and among Unified Western Grocers, Inc., the Debtors identified therein and Bank of Montreal, Chicago Branch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2006	UNIFIED WESTERN GROCERS, INC.

	By	/s/ Robert M. Ling, Jr.
Robert M. Ling, Jr.,
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Amended and Restated Credit Agreement, dated as of December 5, 2006, by and among Unified Western Grocers, Inc., other credit parties as identified therein, Bank of Montreal, Chicago Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wells Fargo Bank, as Documentation Agent, BMO Capital Markets, as Lead Arranger and Book Runner, General Electric Capital Corporation, Union Bank of California, N.A., and PNC Bank National Association.

99.2	Amended and Restated Security Agreement, dated as of December 5, 2006, by and among Unified Western Grocers, Inc., the Debtors identified therein and Bank of Montreal, Chicago Branch.